Exhibit 99.1

    [interWAVE Logo]

News Release

Eric Kmiec
interWAVE Communications
650-838-2115
erick@iwv.com

Jonathan Fitzgarrald
Lutchansky Communications
408-938-9050 ext. 23
jonathan@Lcomm.com

FOR IMMEDIATE RELEASE

INTERWAVE COMPLETES ACQUISITION OF WIRELESS, INC.

COMPANY INTEGRATION UNDER WAY

    MENLO PARK, Calif., U.S.A., June 8, 2001—interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in the wireless industry, today announced that it has completed its previously announced acquisition of Wireless, Inc., a global provider of broadband wireless access solutions. The acquisition broadens interWAVE's product portfolio and market scope to include broadband fixed wireless communications for community networks and supports the company's strategic initiative to become a global supplier of end-to-end wireless network solutions. Wireless' total revenues for calendar year 2000 were approximately $22 million, sourced from a customer base spanning China, Eastern Europe, South America, and the United States. The company is headquartered in Santa Clara, California and has approximately 100 employees in Santa Clara; Colorado Springs, Colorado; and several sales offices globally.

    The acquisition will be accounted for as a purchase. Under the terms of the merger agreement, interWAVE has issued 5 million shares in exchange for all of Wireless' outstanding capital stock and warrants. interWAVE has also issued an additional 1.5 million shares and paid approximately $7.2 million in cash in full retirement of assumed notes payable. interWAVE may issue an additional 2 million shares in early 2002, subject to Wireless' achievement of minimum thresholds of gross profit in calendar year 2001.

    "The acquisition strengthens our strategic positioning and expands our capabilities to address the growing needs of high-performance wireless data network operators," said Dr. Priscilla Lu, founder, chairman and chief executive officer of interWAVE. "The combined company plans to capitalize on the broadband wireless market opportunity, which industry sources expect to grow to more than $5 billion by 2003."

    In accordance with the merger agreement, William E. Gibson and Dr. Denny S. Ko have been appointed to the interWAVE board of directors. Prior to founding Wireless in 1997, Gibson was a founder and chief executive officer of Digital Microwave Corporation (Nasdaq: STXN). He is currently the managing member of Crossroads Venture Capital LLC and a director of Mobicom Corporation; Oncologic, Inc.; and PicoNetics. Dr. Ko is a managing general partner of Dynafund Ventures and serves on the boards of numerous companies in the Dynafund portfolio. He is also chairman and chief executive officer of Dynamics Technology, Inc.

About interWAVE Communications

    interWAVE Communications International, Ltd. (Nasdaq: IWAV) has pioneered a product suite that provides all of the infrastructure equipment and software necessary to support an entire wireless network within a single compact system. interWAVE's Modular GSM Networks, Business Mobility™

and Specialized solutions are currently deployed in more than 30 countries. interWAVE is headquartered at 312 Constitution Drive, Menlo Park, California and can be contacted at www.iwv.com or at (650) 838-2100.

About Wireless, Inc.

    Wireless is a global provider of broadband wireless access solutions that enable Internet and communication service providers, telephone operating companies and private network operators to deliver voice and high-speed data services to their customers. Wireless' systems allow an Internet or communication service provider or enterprise to rapidly install high-speed communications throughout a service area at a lower cost than a comparable wired network. These systems allow users to transmit voice and data simultaneously via Internet Protocol (IP) or asynchronous transfer mode (ATM) architectures, two leading industry standards for telecommunication transport, and are available in a broad range of frequency assignments, enabling them to address different regulatory requirements of multiple geographic markets. Wireless products are installed in more than 50 countries. For more information, visit the company's website at http://www.wire-less-inc.com

    Editor's Note:  interWAVE is a registered trademark and WAVEXchange, WAVEXpress/BSC, WAVEXpress/BTS, WAVEView/OMC, and WAVE-IP are trademarks of interWAVE Communications International, Ltd. WAVENET and RAN are registered trademarks and BROADBAND WITHOUT BOUNDARIES and STARPORT are trademarks of Wireless, Inc.

    This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management's current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE's history of losses, the expectation of future losses, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition-related risk factors including the integration of the two organizations, the potential for revenue acceleration and cost and expense reduction toward profitability, the dilution of shares outstanding, increases in the amount of debt absorbed, and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission. interWAVE assumes no obligation to update any forward-looking statements, which speak only as of their respective dates.

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